                                                                   Exhibit 10.13

                               LICENSEE AGREEMENT

     This Licensee Agreement ("Agreement") is entered into in Chico, California, as of May 16, 2002 (the "Effective Date") by and between FAFCO, Inc., a California corporation, with offices at 435 Otterson Drive, Chico, CA 95928-8207 ("FAFCO"), and Beijing ZhongDian DuoLi Refrigeration Engineering Co., Ltd., a Beijing corporation, with offices at 4F, South Building, Yuexiu Hotel, Xuanwumen, Beijing, China 100051 ("Licensee").

     WHEREAS, FAFCO has been engaged in the development, manufacture, and sale of polymer heat exchanger technology, products, and components, and has devoted considerable time and effort and expended large sums of money in that regard; and

     WHEREAS, FAFCO possesses of certain patents, trademarks and proprietary information used in connection with the manufacture and sale of such products; and

     WHEREAS, Licensee wishes to undertake the purchase, assembly and distribution of such products; and

     WHEREAS, FAFCO is willing to grant to Licensee the right to do so in accordance with the terms of this Agreement; and

     WHEREAS, the parties desire to name Mr. David Huang as technical coordinator of the parties' obligations under this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


1.   DEFINITIONS
     -----------

     (a) "Assemble" means the (i) conversion of FAFCO's IceStor(TM) brand unsplit, unbent, unseparated heat exchangers into, split, bent, and separated heat exchangers and/or (ii) the installation of such split, bent and separated heat exchangers into (a) site-built, thermal energy storage tanks manufactured by third parties, (b) metal thermal energy storage tanks assembled by Licensee using locally-sourced materials or (c) IceStor(TM) brand thermal energy storage tank parts purchased from FAFCO and assembled by Licensee, all in accordance with the specifications set forth in Licensed Materials.

     (b) "Components" means FAFCO's IceStor(TM) brand (i) unsplit, unbent, unseparated heat exchanger devices up to twenty-four (24) feet in length, and
(ii) thermal energy storage tank parts, as set forth in Exhibit A.

     (c) "Licensed Materials" means FAFCO's proprietary policies, procedures, plans, specifications, drawings, technical information, installation manuals, maintenance manuals, selection charts and tooling information and devices pertaining to the assembly, sale, installation, and servicing of Components and Products, as updated from time to time by FAFCO.

     (d) "Manufacture" means FAFCO's patented process of converting resin and additives into flat heat exchangers.

     (e) "Products" means FAFCO's finished IceStor(TM) brand thermal energy storage tanks, including split, bent, and separated heat exchangers, whether Assembled by Licensee or purchased by Licensee from FAFCO.

     (f) "Equipment" means tools, jigs, fixtures and machinery needed to Assemble Components into Products.

     (g) "Territory" means NORTHERN CHINA, including Hebei, Henan, Shandong, Shanxi, Anhui Provinces, Beijing, Tianjin, Inner Mogolia, and Northeastern China.

2. APPOINTMENT AND AUTHORITY OF LICENSEE,

     (a) Appointment and License Grant.

          (i) Appointment. FAFCO hereby appoints Licensee as FAFCO's exclusive Licensee of the Products and Components in the Territory. Licensee will have the right to purchase Products and Components from FAFCO and will sell, install, and service Products and Components in the Territory. Licensee agrees to abide by FAFCO's policies, procedures and specifications as set forth in the Licensed Materials with respect to Licensee's obligations under this Agreement. Licensee may distribute Products or Components outside the Territory only with the prior written consent of FAFCO, which consent may be given or withheld in its sole discretion.

          (ii) License Grant. FAFCO grants Licensee an exclusive license to use the Licensed Materials to Assemble Components and Products for sale in the Territory. Licensee may use the Licensed Materials for its internal purposes only, and may not sublicense the Licensed Materials without the prior written approval of FAFCO. Licensee agrees to Assemble Components and Products which are of a satisfactory and merchantable quality and in accordance with the policies, procedures and specifications in the Licensed Materials.

          (iii) License Fee. The license fee is One Hundred Thousand Dollars ($100,000.00). Twenty-Five Thousand Dollars ($25,000) should be paid upon signing of this Agreement. The balance, divided as three installments ($25,000 each), should be paid every other four months after signing of this

                                 Pages 2 of 14

Agreement. This license fee is a once for all charge and will not be collected again upon future renewal of this Agreement.

     (b) Annual Purchase Commitment. Attached hereto as Exhibit B are the numbers of ton hours to be purchased by Licensee from FAFCO during each year of this Agreement ("Annual Purchase Commitments"). Throughout the term of this Agreement, if Licensee does not purchase its Annual Purchase Commitment in any given year, then FAFCO may terminate this Agreement pursuant to Subsection 5(b) below, and/or appoint one or more additional Licensees of the Components and Products in the Territory. Components and Products returned to FAFCO under the provisions of Section 3 will not count towards the fulfillment of Licensee's Annual Purchase Commitment.

     (c) Services by Licensee. Licensee will have the responsibility to sell, install, service and repair the Products. These services will be performed only by properly trained personnel of Licensee and will be prompt and of the highest quality.

     (d) Training by FAFCO. FAFCO will promptly provide Licensee with marketing information concerning the Components and Products, as well as reasonable quantities of brochures, instructional material, advertising literature, and other product data, all in the English language. FAFCO will provide service and repair training to Licensee at FAFCO's facilities in the United States at periodic intervals, as determined by FAFCO. Licensee will be responsible for its own costs for travel, food and lodging during such training periods. At Licensee's request, FAFCO will provide it with technical assistance at sites other than FAFCO's facilities in the United States in connection with the Assembly of Components and Products at FAFCO's then current daily rates for such assistance, plus expenses.

     (e) Technical Coordinator. All aspects of the parties' performance under this Agreement will be monitored and coordinated by Mr. David S. H. Huang (the "Technical Coordinator"). The parties will grant the Technical Coordinator complete cooperation and access to all areas and information necessary for him to fulfill his oversight responsibilities. All reasonable requests made by the Technical Coordinator will be adhered to by Licensee, including all requests that Licensee comply with the provisions of this Agreement.

     (f) Conflict of Interest. Licensee represents and warrants that it currently does not purchase, distribute or assist any third party in the purchase or distribution of competing products, and agrees not to do so during the term of this Agreement and for a period of two (2) years thereafter. If Licensee purchases, distributes or assists any third party in the purchase or distribution of competing products, FAFCO will have the right to terminate this Agreement in accordance with Section 5(b). A product will be deemed to be a competing product if it provides substantial overlap of any of the uses of the Components or Products.

     (g) Intellectual Property Rights Registrations. Licensee will assist FAFCO with any registrations or filings required to obtain patent, copyright, trademark or other intellectual property rights protection, in FAFCO's name, for the Components and Products in the Territory. FAFCO will pay all intellectual property rights registration and filing fees.

     (h) Product Improvements. Throughout the course of this Agreement, FAFCO and Licensee will inform and assist each other with respect to developments, modifications and improvements to the Components and Products ("Improvements"). Licensee agrees, however not to reverse assemble or reverse engineer the Components or in any way copy or duplicate the Manufacture of heat exchangers nor assist others to do so, without the prior approval of FAFCO, and nothing under this Section 2(h) shall be deemed a grant of a right to Licensee to Manufacture heat exchangers. Improvements will be considered Confidential Information in accordance with the provision of Section 6, and will be owned as follows:

          (i) FAFCO Improvements. Improvements made solely by FAFCO during the course of this Agreement will be the exclusive property of FAFCO and will be incorporated into the components and Products sold to Licensee hereunder or licensed to Licensee as Licensed Materials in accordance with the terms of
Section 2(a)(ii).

          (ii) Jointly Owned Improvements. Improvements made solely by Licensee or jointly by both parties during the course of this Agreement will be owned jointly by both parties without any obligation on the part of either party to account to the other for profits or to obtain the consent of the other with respect to the exploitation of such Improvements, subject to the license grant in Section 2(a)(ii). The filing for, prosecution and maintenance of any patents that constitute jointly owned improvements hereunder shall be as mutually agreed. In the absence of an agreement, each party may proceed in such manner as the United States law permits joint owners of a patent to do so. Either party may bring a legal action to enforce, against third party infringers of any jointly owned patents. The other party shall have the right, but not the obligation, to join in such legal action. If the other party elects not to join such legal action, then the initiating party shall have the right to continue such action at its sole expense and to retain any proceeds from such action. In the case of any dispute between the parties with respect to the ownership of a patent, such dispute shall be settled in accordance with the provisions of
Section 8(b) under United States patent law.

     (i) Right to Manufacture. Neither Licensee nor its heirs and assigns has any right to Manufacture heat exchangers.

     (j) Independent Contractors: Compliance With Laws. The relationship of FAFCO and Licensee is that of independent contractors. Neither party will have the power to direct or control the day-to-day activities of the other, or create or assume any obligation on behalf of the other. All sales and other agreements between Licensee and its customers are Licensee's exclusive responsibility. Both parties will at all times comply with all applicable laws and regulations, including the United States Foreign Corrupt Practices Act and Export Administration Act. Licensee hereby represents and warrants that it possesses all necessary licenses to perform its responsibilities under this Agreement and will obtain all necessary governmental approvals of this Agreement in the Territory. The provisions of this Agreement under which the liability of FAFCO is excluded or limited will not apply to the extent that such exclusions or limitations are void under the laws of the Territory, unless cured by the fact that the law of California governs this Agreement.

3. TERMS OF PURCHASE OF COMPONENTS BY LICENSEE

     (a) Terms and Conditions. Licensee's orders for Components, Products and Equipment from FAFCO will be subject to the following terms and conditions. Nothing contained in any purchase order or like document submitted by Licensee to FAFCO will in any way modify or add to the following.

     (b) Prices. All prices are F.O.B. FAFCO's facility currently located at the address listed for FAFCO at the beginning of this Agreement ("F.O.B. Point"). The price to Licensee for each of the Components and Products and any discounts will be as set forth in Exhibit A attached hereto. Equipment prices will be quoted upon request. The difference between Licensee's purchase price and Licensee's price to its customers will be Licensee's sole remuneration for distribution of the Products. FAFCO has the right at any time to revise its prices upon written notice to Licensee. Such revisions will apply to an orders received after the effective date of the revision. Price increases will not affect unfulfilled orders accepted by FAFCO prior to the effective date of the price increase. Price decreases will apply to pending orders accepted by FAFCO prior to the effective date of the decrease.

     (c) Taxes. Licensee's purchase price is payable in full to FAFCO without deduction for custom duties or taxes, including any value-added or withholding taxes. Licensee will pay all such duties and taxes, however designated, levied, or based on amounts payable to FAFCO or on Licensee's use or possession of the Components and Products, exclusive of national, state, and local taxes based on FAFCO's net income. Upon FAFCO's request, Licensee will provide FAFCO with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by FAFCO to establish that such taxes have been paid in order to facilitate any efforts of FAFCO to obtain United States tax credits.

     (d) Order and Acceptance. Orders for Components and Products submitted by Licensee will be initiated by facsimile or e-mail. To facilitate

FAFCO's production scheduling, Licensee will submit purchase orders to FAFCO in accordance with FAFCO's then current lead times. No order will be binding upon FAFCO until accepted by FAFCO in writing. FAFCO will notify Licensee of the acceptance or rejection of an order and of the assigned ship date for accepted orders within five (5) business days of receipt of the order.

     (e) Payment. Payment will be in U.S. Dollars and will be effected by means of an irrevocable letter of credit drawn on a California bank approved by FAFCO. The letter of credit will be upon terms acceptable to FAFCO, will provide for payment upon delivery of FAFCO's invoice and the bill of lading that relate to the shipment, will allow for partial shipments, and will be in an amount equal to Licensee's purchase price for the Products and Components, including all applicable taxes, shipping charges, and other charges to be borne by Licensee. All exchange, interest, banking, collection and other charges will be at Licensee's expense. All references to "dollars", "U.S.$" or "$" will mean United States dollars.

     (f) Shipping. All Components and Products will be marked for shipment to Licensee's address set forth above, and delivered to Licensee or its carrier agent at the F.O.B. Point, at which time risk of loss will pass to Licensee. Unless otherwise instructed in writing by Licensee, FAFCO will select the carrier and the forwarding agent. Licensee agrees to undertake all import formalities required to import the Components and Products into the Territory. All customs, freight, insurance, and other shipping expenses, as well as any special packing expense, will be paid by Licensee. Licensee will also bear all applicable taxes, duties, and similar charges that may be assessed against the Components and Products after delivery to Licensee or its carrier agent.

     (g) Cancellations. Licensee may cancel any order placed with FAFCO without penalty, provided FAFCO has not yet incurred any direct costs as a result of the order being placed. If such costs have been incurred, Licensee is liable for a cancellation charge equal to such costs. All Licensee cancellation requests must be made via facsimile or e-mail.

     (h) Rejection of Components and Products. Licensee will inspect all Components and Products in the manner specified in Exhibit C promptly upon receipt and may reject any Component or Product that fails in any material way to meet FAFCO's then current specifications. Any Component or Product not rejected within thirty (30) days after receipt by Licensee ("Rejection Period") will be deemed accepted. If any unit of a Component or Product is shipped by Licensee to a SubLicensee or Customer prior to expiration of the Rejection Period, then that unit will be deemed accepted. To reject a Component or Product, Licensee will, within the Rejection Period, notify FAFCO by facsimile or e-mail of its rejection and request a Material Return Authorization ("MRA") number. FAFCO will provide the MRA number by facsimile or e-mail to Licensee within five (5) days after receipt of the request. Within ten (10) days after receipt of the MRA number, Licensee will return to FAFCO the rejected Component and/or Product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton. No later than thirty (30) working days after receipt by FAFCO, FAFCO will either repair or replace the Components and/or Products and pay shipping charges back to Licensee. No returns will be accepted after the Rejection Period.

     (i) Alternative Method of Rejection. As an alternative to Section 3(h), Licensee may, if so instructed by FAFCO, destroy any rejected Component or Product, certify the destruction in writing to FAFCO and return the header portion of any destroyed heat exchanger to FAFCO.

4.   DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

     (a) Exclusive Remedy. The parties acknowledge that the proper functioning and performance of any thermal energy storage systems in which the Components and Product may be used will depend entirely on the Assembly, installation and servicing of Components and Products as well as the design and sizing of such thermal energy storage systems, and that FAFCO will have no control over such factors. Accordingly, Licensee's sole and exclusive remedy for Components and Products which fail to meet FAFCO's then current specifications will be as set forth above in Sections 3(h)-(i) above.

     (b) Disclaimer of Warranty. FAFCO GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE COMPONENTS OR PRODUCTS, AND SPECIFICALLY DISCLAIMS ANY IMPLIED OR STATUTORY WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     (c) Limitation of Liability. IN NO EVENT WILL FAFCO HAVE ANY LIABILITY TO LICENSEE, ITS CUSTOMERS OR ANY OTHER THIRD PARTY, FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, UNDER ANY CAUSE OF ACTION WHETHER OR NOT FAFCO HAD BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

5.   TERM AND TERMINATION

     (a) Term. This agreement will continue in force for a period of five (5) years after the Effective Date, unless terminated earlier under the provisions of this Section. At the end of the initial term, the parties may renew this Agreement for an additional five (5) year term subject to mutual agreement between the parties on all material terms, including future Annual Purchase Commitments. No more license fee will be charged upon renewal of this Agreement.

     (b) Termination. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty
(30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement will automatically terminate at the end of that period. The provisions of this Agreement which require performance of the parties after termination of this Agreement will survive its termination.

6.   CONFIDENTIALITY

     Licensee acknowledges that by reason of its relationship to FAFCO hereunder it may have access to certain information and materials concerning FAFCO's business, including the Licensed Materials, that are confidential and of substantial value to FAFCO ("Confidential Information"). Except as set forth in this Agreement, Licensee agrees that it will not use or disclose to any third party, any Confidential Information revealed to it by FAFCO. Licensee will take every reasonable precaution to protect the confidentiality of such information. In the event of termination of this Agreement, Licensee may no longer use the Confidential Information and Licensee will immediately return all such information to FAFCO. Licensee will have no obligation under this Section 6 with respect to any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by FAFCO; (ii) becomes publicly known and made generally available after disclosure by FAFCO through no action or inaction of Licensee; (iii) is already in the possession of Licensee at the time of disclosure by FAFCO, as shown by Licensee's files and records immediately prior to the time of disclosure; (iv) is obtained by Licensee from a third party without a breach of such third party's obligations of confidentiality; or (v) is independently developed by Licensee without use of or reference to Confidential Information, as shown by documents and other competent evidence in Licensee's possession.

7.   TRADEMARKS

     During the term of this agreement Licensee shall use the FAFCO IceStor(TM) trademark prominently displayed on all literature, technical information, advertising, products and installed components licensed under this agreement. Licensee has no right, title or interest in the Trademarks. At no time during or after the term of this Agreement will Licensee challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the Trademarks. All uses of the Trademarks by the Licensee must be approved in advance by FAFCO.

8.   GENERAL PROVISIONS

     (a) Indemnification. Licensee agrees to indemnify, defend and hold FAFCO harmless from and against any and all claims, losses, damages, liabilities, causes of action or suits, including reasonable attorneys' fees, arising out of or relating to any negligence or intentional acts or omissions of Licensee in connection with this Agreement or the breach by Licensee of any material provision of this Agreement.

     (b) Governing Law and Arbitration. This Agreement will not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather such rights and obligations will be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to conflict of laws principles. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Honolulu, Hawaii under the Rules of Arbitration of the International Chamber of Commerce by one neutral arbitrator appointed in accordance with those rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

     (c) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

     (d) Notices. All notices, demands, and communications required or permitted under this Agreement will be sent via facsimile or e-mail to the other party's then current facsimile transmission number or e-mail address, directed to the individual currently holding the title of the respective signatory of this Agreement. Confirmation of such transmission will be sent by prepaid, registered or certified mail, return-receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. All notices complying with this section will be deemed to have been received on the date of facsimile transmission.

     (e) Force Majeure. Non-performance of either party, except non-performance of any obligation to pay money, will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, lack of transportation, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

     (f) English Language. This Agreement may be written and executed in English and Chinese, but the English language version will be controlling in all respects. All communications and notices to be made or given pursuant to this Agreement will be in English.

     (g) Non-assignability and Binding Effect. A mutually agreed consideration for FAFCO's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Licensee under its present ownership, and, accordingly, Licensee agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of FAFCO. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     (h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.


     IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.


FAFCO, INC.                               BEIJING ZHONGDIAN DUOLI
                                          REFRIGERATION
                                          ENGINEERING CO., LTD.


By:    /s/ F.A. Ford                      By:   [Illegible]
       -------------------------                -------------------------

Name:  F.A. FORD                          Name: [Illegible]
       -------------------------                 ------------------------

Title: President                          Title: Vice-General Manager
       ------------------------                  ------------------------
       5/18/202

FAFCO, EXHIBIT A


                                   PRICE LIST

                              FLAT HEAT EXCHANGERS

                    (INCLUDES FLAT PANEL, SEPARATOR STRIPS)


                                                            APPROXIMATE*
PART #         HX SIZE                  SELLING PRICE         TON HOURS
-----------------------------------------------------------------------------
 661           10 feet                       133                 6.9
 667           12 feet                       143                 8.3
 684S          14 feet                       165                 9.7
 663           16 feet                       190                11.1
 664           18 feet                       225                12.5
 621           20 feet                       252                13.9
 669           22 feet                       288                15.3
 660           24 feet                       306                16.7



                                   OPTIONS
-----------------------------------------------------------------------------
Capacity Display Unit              1,610
Capacity Sensors                     260



FOB Chico, California, USA

* Not to be used for sizing purposes

FAFCO, EXHIBIT B



                          ANNUAL PURCHASE COMMITMENTS


                    YEAR                          TON HOURS
                    ---------------------------------------

                    2002                            10,000

                    2003                            15,000

                    2004                            20,000

                    2005                            25,000

                    2006                            30,000

FAFCO, EXHIBIT C

                               ACCEPTANCE TESTING

FAFCO conducts rigorous testing of IceStor(TM) panels during the manufacturing process (see attached flowchart). These tests ensure that the panels meet our specifications at the time of shipping.

To ensure that there has been no shipping damage the Licensee may consider performing visual inspection of panels upon request.

The licensee may also elect to perform low pressure and high pressure water leak testing according to a statistical sampling plan developed by the licensee. The attached flowchart also shows the test process that FAFCO uses on heat exchanges when integrating them into complete IceStor(TM) tanks.

PRODUCTION PANEL TEST

Each production panel is flow and pressure tested directly after forming.

The panel is loaded onto the testing fixture and pneumatically clamped in place.

Air is purged out and flow is measured, panel is pressurized to 35-40 psi and visually inspected for leaks, surface defects, or damage.

LCD TUBE FLOW TEST

To assure the positive flow in all designated tubes, a blocked tube test is performed hourly. This test is performed while the panel is on the production test fixture, and has heated water flowing through the tubes. A heat sensitive liquid crystal film is pressed across the width of the panel.

The warm flowing tubes will show on the film, while any tube without flow will clearly be absent.

BURST TEST

A burst test is performed at the beginning of every shift--approximately every ten (10) production hours. The test consists of a representative test panel taken directly from the forming process to a variable high pressure testing fixture. The air within the test panel is purged out, and the panel is pressurized to 250 psi for two minutes and then increased in 50 psi increments for two minutes each until failure occurs (typically at 450-500 psi). The test panel is then sectioned and examined to determine failure cause.

HX ASSEMBLY TESTING

After panel is split and woven, the following tests are performed.

150 PSI LEAK TEST Air is purged out and flow is measured, panel is pressurized to 150 psi for a period of five minutes, and visually inspected for leaks, surface defects, or damage.

80 PSI AIR LEAK TEST Panel is pressurized to 80 psi with air. Header pipes are submerged under water and a visual inspection for leaks is performed.

MODULE LEAK TESTING

After module assembly is installed into tank, a final module test is performed.

80 PSI LEAK TEST Entire module is pressurized to 80 psi for a period of one hour.